Nature's Sunshine Reports Record Fourth Quarter and Full Year 2021 Financial Results

- Net Sales in the Fourth Quarter of 2021 Increased 15.9% to $117.9 Million, Marking the Sixth Consecutive Quarter of Record Net Sales -

- Net Sales in 2021 Increased 15.3% to a Company Record of $444.1 million -

- Announces $30 Million Share Repurchase Program -

LEHI, Utah – March 8, 2022 – Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (“Nature’s Sunshine” and/or the “Company”), a leading natural health and wellness company of premium-quality herbal and nutritional products, reported financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights vs. Same Year-Ago Quarter

•Net sales increased 15.9% to a record $117.9 million compared to $101.7 million.
•GAAP net income increased 107.6% to $13.8 million, or $0.67 per diluted share, compared to $6.7 million, or $0.29 per diluted share.
•Adjusted net income per diluted share was $0.68, compared to an adjusted net income per diluted share of $0.32.
•Adjusted EBITDA increased 54.7% to $11.6 million compared to $7.5 million.

Full Year 2021 Financial Highlights vs. 2020

•Net sales increased 15.3% to a company record $444.1 million compared to $385.2 million
•GAAP net income increased to $30.2 million, or $1.42 per diluted share, compared to $23.0 million, or $1.07 per diluted share.
•Adjusted net income per diluted share was $1.41, compared to an adjusted net income per diluted share of $1.07.
•Adjusted EBITDA increased 36.6% to $49.4 million compared to $36.2 million.

Capital Allocation

Nature’s Sunshine announced today that its board of directors authorized the repurchase of up to $30 million of the Company’s common shares. These authorized repurchases are in addition to the $15 million repurchase program that was announced in March 2021, which will be completed in the coming weeks. Repurchases may be made from time to time as market conditions warrant and are subject to regulatory considerations.

Management Commentary

“2021 was another record-breaking year for Nature’s Sunshine, as net sales and adjusted EBITDA reached historic highs,” said Terrence Moorehead, CEO of Nature’s Sunshine.“This was our sixth consecutive quarter of historic record-breaking growth, driven by effective implementation of our five global growth strategies. Importantly, 2021 was our first full-year implementing the new strategies, and while they have clearly revitalized the business, it’s still early and we believe we’re on the front-end of the growth curve. Overall, we’re ahead of schedule and delivering strong results across all our operating geographies and channels.

“Looking forward to 2022, we continue to invest in our digital, personalization, and manufacturing capabilities to improve the customer experience and will strengthen our branding to drive customer growth. We believe an intensified focus on our five global growth strategies will continue to move our business in the right direction and help us gain traction, over time. Our global strategies are an important aspect of our capital allocation plan and we will continue to investing ahead of growth to accelerate market penetration.

“As we evaluate and consider the effects of the Russian invasion of Ukraine, our hearts go out to our friends, partners, and colleagues in the region. In connection with the Impact Foundation, our charitable arm, we are taking an active role in providing humanitarian support for the people in the region. From a business standpoint, sales in these markets are at significant risk, but it’s still relatively early and the situation is developing. We are monitoring conditions closely and will provide further updates, as needed. In the meantime, we look forward to further maximizing the value we create for our customers, distributors and shareholders in the years ahead.”

Fourth Quarter 2021 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$49,152	$36,903	33.2%	$(1,081)	36.1%
Europe	26,071	23,590	10.5	(247)	11.6
North America	36,874	34,696	6.3	102	6.0
Latin America and Other	5,842	6,554	(10.9)	(40)	(10.3)
	$117,939	$101,743	15.9%	$(1,266)	17.2%

Net sales in the fourth quarter of 2021 increased 15.9% to $117.9 million compared to $101.7 million in the year-ago quarter. The increase was due to the continued execution of business transformation initiatives, the launch of new products, and the easing of COVID-19-related restrictions in certain key markets. Excluding the impact from foreign exchange rates, net sales in the fourth quarter of 2021 increased 17.2% compared to the year-ago quarter.

Gross margin in the fourth quarter was consistent at 74.0% compared to the year-ago quarter.

Volume incentives as a percentage of net sales were 29.1% compared to 34.1% in the year-ago quarter. The decrease in volume incentives is partially due to changes in market mix and growth in NSP China. The decrease also reflects expected overall cost savings from the September 2020 launch of our new consultant sales and compensation plan in North America and LATAM.

Selling, general and administrative expenses in the fourth quarter were $45.4 million compared to $38.4 million in the year-ago quarter. The increase was primarily attributable to higher costs associated with incremental variable service fees in China from net sales growth, the implementation of business transformation and sales growth initiatives in other markets, and direct selling costs associated with increased sales. As a percentage of net sales, SG&A expenses were 38.5% in the fourth quarter of 2021 compared to 37.8% in the year-ago quarter. Excluding the impact of the restructuring and other unusual expenses, SG&A expenses as a percentage of net sales were 38.2% in the fourth quarter of 2021 compared to 37.1% in the year-ago quarter.

Operating income in the fourth quarter increased 235.4% to $7.5 million, or 6.4% of net sales, compared to $2.2 million, or 2.2% of net sales, in the year-ago quarter. Excluding the impact of restructuring and other unusual expenses, operating income increased to $7.9 million, or 6.7% of net sales, in the fourth quarter of 2021, compared to $2.9 million, or 2.9% of net sales, in the year-ago quarter.

Other income (loss), net, in the fourth quarter of 2021 was $(0.6) million compared to other income of $1.6 million in the year-ago quarter. Other income (loss), net, primarily consisted of foreign exchange gains (losses) as a result of net changes in foreign currencies, including Asia, Europe and Latin America. The benefit from income taxes was $6.8 million in the fourth quarter of 2021 compared to a benefit of $2.8 million for the year-ago quarter. The favorable effective tax rate for the fourth quarters of 2021 and 2020 was primarily due to reduction of valuation allowances relating to certain deferred tax assets.

GAAP net income attributable to common shareholders increased to $13.4 million, or $0.67 per diluted common share, compared to $5.9 million, or $0.29 per diluted common share, in the year-ago quarter. Net income attributable to NSP China was $1.8 million, or $0.09 per diluted common share, for the fourth quarter of 2021, compared to $3.9 million, or $0.20 per diluted common share, in the year-ago quarter.

Non-GAAP net income attributable to common shareholders increased to $13.7 million, or $0.68 per diluted common share, compared to $6.4 million, or $0.32 per diluted common share in the year-ago quarter. Adjusted net income, which is a non-GAAP financial measure, is defined here as net income from continuing operations before less-frequent items including, among other things, restructuring expenses and certain tax refunds. A reconciliation of adjusted net income to GAAP net income is provided in the financial tables below.

Adjusted EBITDA in the fourth quarter of 2021 increased 54.7% to $11.6 million compared to $7.5 million in the year-ago quarter. This increase was driven primarily by incremental operating income due to the aforementioned increase in net sales and reduction in volume incentives. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of net income to adjusted EBITDA is provided in the attached financial tables.

Full Year 2021 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Year Ended December 31, 2021	Year Ended December 31, 2020	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$176,860	$138,717	27.5%	$4,328	24.4%
Europe	91,539	77,688	17.8	1,232	16.2
North America	149,746	145,481	2.9	748	2.4
Latin America and Other	25,939	23,319	11.2	258	10.1
	$444,084	$385,205	15.3%	$6,566	13.6%

Net sales in 2021 increased 15.3% to $444.1 million compared to $385.2 million in 2020. The increase was due to the continued execution of business transformation initiatives, the launch of new products, and the easing of COVID-19-related restrictions in certain key markets. Excluding favorable foreign exchange rates, net sales in 2021 increased 13.6% compared to the year-ago quarter.

Gross margin increased 30 basis points in 2021 to 74.0% compared to 73.7% in 2020. The increase in gross margin is primarily a result of changes in market mix and inventory obsolescence reserves recorded in the prior year.

Volume incentives as a percentage of net sales in 2021 were 31.5% compared to 34.0% in 2020. The decrease in volume incentives is partially due to changes in market mix and growth in NSP China. The decrease also reflects expected overall cost savings from the September 2020 launch of our new consultant sales and compensation plan in North America and LATAM.

Selling, general and administrative expenses in 2021 were $154.1 million compared to $131.3 million in 2020. The increase was primarily attributable to higher costs associated with incremental variable service fees in China from net sales growth, the implementation of business transformation and sales growth initiatives in other markets, and direct selling costs associated with increased sales. As a percentage of net sales, SG&A expenses were 34.7% in 2021 compared to 34.1% in 2020. Excluding the impact of restructuring and other unusual expenses, SG&A expenses as a percentage of net sales were 34.6% in 2021 compared to 33.9% in 2020.

Operating income in 2021 increased 61.4% to $34.7 million, or 7.8% of net sales, compared to $21.5 million, or 5.6% of net sales, in 2020. Excluding the impact of restructuring and other unusual expenses, operating income was $35.3 million, or 7.9% of net sales, in 2021, compared to $22.3 million, or 5.8% of net sales, in 2020.

Other income (loss), net, in 2021 decreased to a loss of $2.8 million compared to income of $1.3 million in 2020. Other income (loss), net, primarily consisted of foreign exchange gains and losses as a result of net changes in foreign currencies, including Asia, Europe and Latin America. The provision (benefit) for income taxes was a provision of $1.6 million in 2021 compared to a benefit of $0.1 million in 2020.

GAAP net income attributable to common shareholders in 2021 increased to $28.9 million, or $1.42 per diluted common share, compared to $21.3 million, or $1.07 per diluted common share, in 2020. Net income attributable to NSP China was $6.8 million, or $0.33 per diluted common share, in 2021, compared to $8.1 million, or $0.41 per diluted common share, in 2020.

Non-GAAP net income attributable to common shareholders in 2021 increased to $28.6 million, or $1.41 per diluted common share, compared to $21.3 million, or $1.07 per diluted common share, in 2020. A reconciliation of non-GAAP net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA in 2021 increased 36.6% to $49.4 million compared to $36.2 million in 2020. The increase was primarily driven by incremental operating income due to the aforementioned growth in net sales. A reconciliation of non-GAAP net income to GAAP net income is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $34.6 million for the year ended December 31, 2021, compared to $37.7 million in the prior year. Capital expenditures during the twelve months ended December 31, 2021 totaled $6.7 million compared to $4.9 million in 2020. During the twelve months ended December 31, 2021, the Company repurchased 439,000 shares at a total cost of $7.4 million. As of December 31, 2021, the Company had cash and cash equivalents of $86.2 million and outstanding debt of $2.4 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2021 results.

Date: Tuesday, March 8, 2022
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-800-289-0438
International dial-in number: 1-323-794-2423
Conference ID: 1271386

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1529075&tp_key=d67fab8503 and via the Events section of the Nature’s Sunshine website at https://ir.naturessunshine.com/news-events.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 22, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1271386

About Nature’s Sunshine Products

Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•extensive government regulations to which the Company’s products, business practices and manufacturing activities are subject;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•legal challenges to the Company’s direct selling program or to the classification of its independent consultants;
•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•liabilities and obligations arising from improper activity by the Company’s independent consultants;
•product liability claims;
•our cannabidiol (“CBD”) product line is subject to varying, rapidly changing laws, regulations, and rules;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent consultants;
•the loss of one or more key independent consultants who have a significant sales network;
•the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•the effect of fluctuating foreign exchange rates;
•failure of the Company’s independent consultants to comply with advertising laws;
•changes to the Company’s independent consultants compensation plans;
•geopolitical issues and conflicts;
•adverse effects caused by the ongoing coronavirus pandemic;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company’s products;
•supply chain disruptions, manufacturing interruptions or delays, or the failure to accurately forecast customer demand;
•failure to timely and effectively obtain shipments of products from our manufacturers and deliver products to our independent consultants and customers;
•world-wide slowdowns and delays related to supply chain, ingredient shortages and logistical challenges;

•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure; and
•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to non-GAAP net income and non-GAAP adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

Investor Relations:

Gateway Group
Cody Slach
1-949-574-3860
NATR@gatewayir.com

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$117,939	$101,743	$444,084	$385,205
Cost of sales	(30,606)	(26,403)	(115,467)	(101,276)
Gross profit	87,333	75,340	328,617	283,929

Operating expenses:
Volume incentives	34,353	34,657	139,844	131,150
Selling, general and administrative	45,437	38,434	154,103	131,297
Operating income	7,543	2,249	34,670	21,482
Other income (loss), net	(558)	1,569	(2,848)	1,339
Income before provision (benefit) for income taxes	6,985	3,818	31,822	22,821
Provision (benefit) for income taxes	(6,818)	(2,832)	1,615	(137)
Net income	13,803	6,650	30,207	22,958
Net income attributable to noncontrolling interests	364	784	1,354	1,621
Net income attributable to common shareholders	$13,439	$5,866	$28,853	$21,337

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.68	$0.30	$1.45	$1.09

Diluted earnings per share attributable to common shareholders	$0.67	$0.29	$1.42	$1.07

Weighted average basic common shares outstanding	19,748	19,670	19,858	19,537
Weighted average diluted common shares outstanding	20,109	20,022	20,327	19,968

Dividends declared per common share	$—	$—	$1.00	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

As of December 31,	2021	2020
Assets
Current assets:
Cash and cash equivalents	$86,184	$92,069
Accounts receivable, net of allowance for doubtful accounts of $143 and $454, respectively	8,871	7,375
Inventories	60,852	47,683
Prepaid expenses and other	8,760	6,938
Total current assets	164,667	154,065
Property, plant and equipment, net	50,857	54,355
Operating lease right-of-use assets	18,349	20,210
Restricted investment securities - trading	964	989
Deferred income tax assets	13,590	8,693
Other assets	10,447	11,186
	$258,874	$249,498

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,702	$6,486
Accrued volume incentives and service fees	23,131	19,481
Accrued liabilities	31,600	31,710
Deferred revenue	3,694	2,092
Current installments of long-term debt and revolving credit facility	1,244	1,306
Related party note	302	1,200
Income taxes payable	2,647	2,387
Current portion of operating lease liabilities	4,350	4,992
Total current liabilities	76,670	69,654
Liability related to unrecognized tax benefits	—	92
Long-term portion of operating lease liabilities	15,919	16,412
Long-term debt and revolving credit facility	1,174	2,418
Deferred compensation payable	964	989
Long-term deferred income tax liabilities	1,566	1,391
Other liabilities	1,177	1,308
Total liabilities	97,470	92,264

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 19,724 and 19,697 shares issued and outstanding as of December 31, 2021, and 2020, respectively	133,382	139,311
Retained earnings	35,025	26,030
Noncontrolling interests	3,202	1,848
Accumulated other comprehensive loss	(10,205)	(9,955)
Total shareholders’ equity	161,404	157,234
	$258,874	$249,498

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Year Ended December 31,	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,207	$22,958
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) doubtful accounts	(47)	77
Depreciation and amortization	11,162	10,743
Noncash lease expense	5,354	4,735
Share-based compensation expense	3,731	3,787
Loss (gain) on sale of property and equipment	(28)	29
Deferred income taxes	(4,129)	(4,357)
Purchase of trading investment securities	(36)	(60)
Proceeds from sale of trading investment securities	175	339
Realized and unrealized gains on investments	(105)	(115)
Foreign exchange (gains) losses	3,064	(1,270)
Changes in operating assets and liabilities:
Accounts receivable	(1,681)	106
Inventories	(14,456)	(154)
Prepaid expenses and other	(1,922)	(1,762)
Other assets	182	(55)
Accounts payable	3,080	2,090
Accrued volume incentives and service fees	3,985	77
Accrued liabilities	402	5,341
Deferred revenue	1,618	766
Lease liabilities	(5,442)	(4,716)
Income taxes payable	(393)	671
Liability related to unrecognized tax positions	(92)	(1,407)
Deferred compensation payable	(21)	(164)
Net cash provided by operating activities	34,608	37,659
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,666)	(4,905)
Proceeds from sale of property, plant and equipment	54	—
Net cash used in investing activities	(6,612)	(4,905)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(19,858)	—
Proceeds from notes payable	—	9,098
Principal payments of long-term debt	(1,306)	(5,374)
Principal payments of borrowings from related party	(897)	(318)
Proceeds from exercise of stock options	(2,235)	472
Repurchase of common stock	(7,425)	—
Net cash provided by (used in) financing activities	(31,721)	3,878
Effect of exchange rates on cash and cash equivalents	(2,160)	1,808
Net increase (decrease) in cash and cash equivalents	(5,885)	38,440
Cash and cash equivalents at beginning of the year	92,069	53,629
Cash and cash equivalents at end of the year	$86,184	$92,069
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$6,222	$4,832
Cash paid for interest	202	86

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$13,803	$6,650	$30,207	$22,958
Adjustments:
Depreciation and amortization	2,886	2,909	11,162	10,743
Share-based compensation expense	774	1,646	3,731	3,787
Other (income) loss, net*	558	(1,569)	2,848	(1,339)
Provision (benefit) for income taxes	(6,818)	(2,832)	1,615	(137)
Other adjustments (1)	369	676	(143)	173
Adjusted EBITDA	$11,572	$7,480	$49,420	$36,185

(1) Other adjustments
Capital allocation and other expenses	$—	$—	$265	$—
Restructuring and other related expenses	369	676	369	808
VAT refund	—	—	(777)	(635)
Total adjustments	$369	$676	$(143)	$173

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$13,803	$6,650	$30,207	$22,958
Adjustments:
Capital allocation and other expenses	—	—	265	—
Restructuring and other related expenses	369	676	369	808
VAT refund	—	—	(777)	(635)
Tax impact of adjustments	(93)	(169)	(159)	(202)
Total adjustments	276	507	(302)	(29)
Non-GAAP net income	$14,079	$7,157	$29,905	$22,929

Reported income attributable to common shareholders	$13,439	$5,866	$28,853	$21,337
Total adjustments	276	507	(302)	(29)
Non-GAAP net income attributable to common shareholders	$13,715	$6,373	$28,551	$21,308

Basic income per share, as reported	$0.68	$0.30	$1.45	$1.09
Total adjustments, net of tax	0.01	0.03	(0.02)	—
Basic income per share, as adjusted	$0.69	$0.33	$1.43	$1.09

Diluted income per share, as reported	$0.67	$0.29	$1.42	$1.07
Total adjustments, net of tax	0.01	0.03	(0.01)	—
Diluted income per share, as adjusted	$0.68	$0.32	$1.41	$1.07